Exhibit 4.6

Well Active International Limited

Purchase Agreement for Ordinary Shares

Longtop Financial Technologies Limited

The undersigned, Well Active International Limited (“Well Active”) and the Grantee, a PRC National), named in Schedule A hereto, hereby agree as follows:

On the date hereof, Well Active hereby transfers and sells to the Grantee, and the Grantee hereby purchases from Well Active, the right to receive ordinary shares of Longtop, currently held by Well Active, as follows:

Security:	The number of ordinary shares (the “Shares”) of Longtop Financial Technologies Limited (“Longtop”) set forth on Schedule A hereto, to be held by Well Active solely as nominee for the Grantee, until such time as the Grantee gives written notice, in the form of Schedule B hereto, to Well Active that the Grantee wishes to sell, transfer or otherwise dispose of some or all of the Shares (subject to the right of first refusal set forth below). Upon receipt of such written notice, Well Active will cause the number of such Shares included in such notice to be sold, not later than ten (10) days after receipt of such notice, in accordance with the Grantee’s instructions included in such notice, and will cause the proceeds of any such sale or transfer to be paid directly to the Grantee. Any such sale will be subject to compliance with all applicable securities and tax laws.

Price and Payment:	The purchase price to be paid by the Grantee for the right to receive the Shares will be as shown in SCHEDULE A (the “Purchase Price”), and will be considered paid on the date hereof by the Grantee’s promise to pay the Purchase Price as set forth below.

Promise to Pay:	The Grantee hereby agrees to pay to Well Active the Purchase Price, plus interest at an annual rate equal to 150 basis points above the Bank of China-one year lending rate accruing from the date hereof, on demand of Well Active, provided that Well Active will not be entitled to demand payment prior to June 30, 2008. The Grantee is responsible to repay the loan and interest without limitation to its economic right in the Longtop shares. Further more the promise to pay will be secured by Grantee’s interest in the Shares and Well

Active’s right to payment under this paragraph will be with full recourse to the Grantee personally. Well Active and the Grantee will within three (3) days after any payment, nonpayment, default or cancellation of the Grantee’s payment obligation under this paragraph inform Longtop of such payment, nonpayment, default or cancellation.

Voting:	The Grantee hereby grants to the Chief Executive Officer (the “CEO”) of Well Active the Grantee’s proxy to vote the Shares, in all matters in which the ordinary shares of Longtop are entitled to vote, as the CEO may determine in the CEO’s sole discretion. Such proxy shall attach to and pass with the Shares if at any time the Shares are transferred prior to the completion of Longtop’s first firm commitment underwritten public offering of ordinary shares.

Right of First Refusal:	If at any time prior to the completion of Longtop’s first fully underwritten public offering of ordinary shares the Grantee wishes to sell, transfer or otherwise dispose of all or some of the Shares, the Grantee will afford to Well Active the opportunity to match the price offered by any third party to purchase such Shares. In the event of any such third party offer, the Grantee will inform Well Active by a notice in writing, in the form of Schedule B hereto, indicating, among other things, the price offered and the number of Shares sought to be purchased, and Well Active will have ten (10) business days following receipt of such notice to purchase and pay for such Shares at the price offered. If Well Active has not completed such purchase within such five business day period, then the Grantee will be free to complete the proposed sale, transfer, or other disposition to the third party, at a price no lower than the price specified in the notice; provided that if the Grantee has not completed the proposed sale within five (5) business days following the end of such initial ten (10) business day period, then the Grantee will not be entitled to sell, transfer or otherwise dispose of such Shares without again affording to Well Active the opportunity to purchase such Shares in accordance with the foregoing.

Lockup:	The Grantee agrees that the Grantee will not, for a period of at least one hundred eighty (180) days following the effective date of Longtop’s initial or any other distribution of securities in an underwritten public offering to the general public (such initial distribution referred to as the “Initial Public Offering” and any other such distribution referred to as a “Public Offering”), directly or indirectly, sell, pledge, hypothecate, transfer, offer to sell or otherwise dispose of Longtop’s securities other than any securities which are included in such Initial Public Offering or a Public Offering. If the managing underwriter of any Initial Public Offering or a Public Offering determines that a shorter time period is appropriate, the aforementioned one hundred eighty (180) day period may be shortened consistent with the requirements of such managing underwriter. If the managing underwriter of any Initial Public Offering or a Public Offering determines that a longer time period is appropriate, the aforementioned one hundred eighty (180) day period may be lengthened consistent with the requirements of such managing underwriter.

Taxes on Shares:	No later than the date as of which an amount first becomes includible in the gross Longtop employment income of the Grantee with respect to the Shares or the Grantee’s promise to pay the Purchase Price as set forth above, the Grantee will pay to Well Active and Well Active will either pay to the appropriate tax authorities or pay to Longtop payment of any taxes of any kind required by law to be withheld, and Well Active will have the right to deduct from any payment of any kind otherwise due to the Grantee all taxes of any kind required by law to be withheld. Where the Grantee is required to pay taxes on the profit from any sale of the Shares or pay taxes not otherwise classified as the Grantee’s employment income, the Grantee and Well Active covenant that they will pay all taxes which are due in accordance with the laws of the People’s Republic of China (the “PRC”) and Well Active is authorized to withhold all amounts related to such taxes.

The Grantee and Well Active agree to file and pay taxes in accordance with the laws of the PRC and to indemnify Longtop for any claims made by the PRC tax department for unpaid taxes on the Shares or the Grantee’s promise to pay the Purchase Price as set forth above.

Payment of Fees and Other Expenses:	The Grantee will be required to pay the expenses associated with disposing of its ordinary shares or converting the shares to American Depositary Receipts and its share of the operating expenses of Well Active. Well Active has the authority to deduct such expenses from the proceeds of the disposal of the Shares prior to the payment to the Grantee of such proceeds.

The English version of this Agreement is binding and if there are any inconsistencies between the English and Chinese versions, the English version will prevail. This Agreement will be subject to the laws of Hong Kong.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of November 6, 2006.

Well Active International Limited	Grantee:

By:
Name:	Printed name
Title:

Purchase Agreement for Ordinary Shares

SCHEDULE A

Name of Grantee	# of Shares	Price Per Share	Purchase Price Amount

Purchase Agreement for Ordinary Shares

SCHEDULE B

Well Active International Limited

Form of Notice of Sale of Ordinary Shares

of

Longtop Financial Technologies Limited

Under

Purchase Agreement for Ordinary Shares

Dated October [    ], 2006

The undersigned, (“Grantee”) hereby informs Well Active International Limited (“Well Active”) of Grantee’s desire to sell, transfer or otherwise dispose of ordinary shares of Longtop Financial Technologies Limited (“Longtop”).

Signed:

Printed Name:

Date:

Complete the following if prior to completion of Longtop’s first underwritten public offering of its ordinary shares:

Name and address of the party to which Grantee proposes to sell, transfer or otherwise dispose of the Shares are                                 .

The number of Shares the Grantee proposes to sell, transfer or otherwise dispose of is                                         .

The consideration per share which a third party has offered to purchase such Shares is                                         .

All other material terms and conditions of the proposed transaction, (all of which must be bona fide)                                          .